Exhibit 10.2

April 16, 2013

Glenn Lunde

4923 Hampton road

LA CANADA, CA 91011

Glenn, I am delighted to offer you employment with Einstein Noah Restaurant Group, Inc. in the role of Chief Concept Officer reporting to me. We’ve built a great team, a great business and with the addition of you I am confident in our future success.

We are prepared to offer you:

•	A base salary of $340,000

•	Target bonus at 75% of base salary.

•	You will be eligible for our Long Term Incentive Plan with an initial inducement grant of 10,000 Restricted Share Units and 50,000 Stock Options. Long term Incentive awards are subject to the terms and conditions of the respective plans and Board approval.

In exchange for the aforementioned Long Term Incentive award you agree that upon termination from or separation of employment with Einstein at any time and for any reason you will not serve in a marketing, marketing related or general management capacity with any of our direct competitors for 12 months after termination or separation. For further detail see attached Confidentiality Agreement.

The company will cover the cost of real estate commissions on the sale of your home and provide a relocation reimbursement up to $50,000 for reasonable and customary moving expenses over and above real estate commissions. All relocation expenses are to be pre-approved by the Executive Vice President Human Resources. If for any reason you decide to voluntarily terminate your employment with ENRGI within 12 months of your date of hire you will be required to pay back 100% of your relocation reimbursements.

As a regular, full-time employee of Einstein Noah Restaurant Group, Inc., you will be eligible for the following;

•	Medical and Dental coverage on the first of the month following your 31st day of employment.

•	Benefit cost subsidy during benefit plan eligibility waiting period.

•	401k savings plan on the first day of a quarter following your 6th month of employment.

•	Paid time off, you will accrue a total of twenty two days per year based on a calendar year.

Your expected start date is to be mutually agreed upon by the parties and no later than June 1, 2013. Please note that this offer is contingent upon the successful completion of a background check.

Once again I’m delighted to have you join the team at Einstein Noah Restaurant Group.

Sincerely,

/s/ Dean Mackey on behalf of Jeff O’Neill

Jeff O’Neill
President and Chief Executive Officer

I accept the offer as stated above and acknowledge that I have no obligations and/or limitations in terms of being able to perform the essential job functions. Nor, do I have any contractual arrangements with any organizations which may limit my ability to perform the job to the fullest of my abilities. I understand that employment with Einstein Noah Restaurant Group, Inc. is at-will, and may be terminated by me or by Einstein Noah Restaurant Group, Inc without notice at any time, without guideline or formality, for any reason or for no reason.

Signature:	/s/ Glenn Lunde	Date:	4/19/13